Exhibit 99.2

AMERICAN STATE BANCSHARES, INC.

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 14, 2021

Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICAN STATE BANCSHARES, INC. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement, each dated July 19, 2021, regarding the Special Meeting of Shareholders of American State Bancshares, Inc. to be held on September 14, 2021, and any adjournments or postponements thereof. The undersigned hereby revokes all prior proxies and hereby appoints Leon Borck and Doug Thurman, and each of them, jointly and severally, with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of common stock of American State Bancshares, Inc. and all shares of Series C Preferred Stock of American State Bancshares, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed and returned but no direction is given, this proxy will be voted: (i) “FOR” approval of the Merger Proposal (as defined below), (ii) with respect to holders of common stock, “FOR” approval of the Adjournment Proposal (as defined below), and (iii) in the discretion of the proxy holders on any other matter that may properly come before the Special Meeting. If you vote to “ABSTAIN” regarding the Merger Proposal, it will have the same effect as an “AGAINST” vote with respect to the Merger Proposal. You may revoke this proxy at any time prior to the vote of the shareholders at the Special Meeting.

The Board of Directors recommends a vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

1.   To approve the Agreement and Plan of Reorganization, dated as of May 14, 2021, between American State Bancshares, Inc., Equity Bancshares, Inc., and Greyhound Merger Sub, Inc., and the transactions contemplated thereby (the “Merger Proposal”)

	☐	FOR	☐	AGAINST	☐	ABSTAIN

2. To approve the Adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”)	☐	FOR	☐	AGAINST	☐	ABSTAIN

Only holders of common stock are eligible to vote on the Adjournment Proposal.

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Special Meeting and any adjournments thereof.

[signature page follows]

Please date this proxy and sign exactly as your name or names appear on your stock certificates. If stock is held jointly, each holder should sign. If stock certificates are titled in different legal names, a separate proxy should be completed and signed for each legal holder. Executors, administrators, trustees, guardians, attorneys and others signing in a representative capacity, please give your full titles. If the shareholder is an individual, the shareholder or the shareholder’s authorized representative shall date and sign the signature block directly below.

Dated: , 2021	Signature

Printed Name/Title

Signature (if held jointly)

Printed Name (if held jointly)

If the shareholder is an entity (such as a trust, corporation, partnership or limited liability company), a duly authorized person on behalf of the shareholder shall date and sign the signature block directly below.

Dated: , 2021	Legal Name of Entity

	By:	Name: Title:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

BY USING THE ENCLOSED ENVELOPE TO:

American State Bancshares, Inc.

Attn: Diane Stalcup

P.O. Box 1346

Great Bend, KS 67530-1346